Exhibit (a)(1)(E)

Letter to Clients with Respect to
Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
ANALYSTS INTERNATIONAL CORPORATION
at
$6.45 Per Share, Net in Cash
Pursuant to the Offer to Purchase dated September 3, 2013
by
ACS Merger Corp.,
a wholly-owned subsidiary of
AMERICAN CYBERSYSTEMS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 30, 2013, UNLESS THE OFFER IS EXTENDED.

September 3, 2013

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated September 3, 2013 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) relating to the offer by American Cybersystems, Inc., a Georgia corporation (“Parent”), and ACS Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Offerors”), to purchase all outstanding shares of common stock, par value $0.10 per share (“Shares”), of Analysts International Corporation, a Minnesota corporation (the “Company”), at a price of $6.45 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”) upon the terms and subject to the conditions set forth in the Offer. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 27, 2013(together with any amendments or supplements thereto, the “Merger Agreement”), by and between Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, or, at the election of Purchaser, after termination of the Offer and upon the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). At the effective time of the Merger (the date and time the Merger becomes effective, the “Effective Time”), each Share issued and outstanding immediately prior to such time (other than any (i) Shares owned by Parent, Purchaser or any other affiliate of Parent that is directly or indirectly wholly owned by the ultimate parent of Parent, (ii) Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company and (iii) Shares held by the Company shareholders who properly demand and perfect dissenters’ rights under Minnesota law) shall be converted into the right to receive an amount in cash equal to the Offer Price.

Also enclosed is a letter to shareholders of the Company from the Chairman of the Board of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the Offer.

Your attention is directed to the following:

1.	The offer price is $6.45 per Share net in cash upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 27, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, or, at the election of Parent, after termination of the Offer and upon the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

4.	The Company’s board of directors unanimously recommends that you tender all of your Shares into the Offer. After careful consideration, the Company’s board of directors (the “Company Board”), upon the recommendation of a special committee composed of disinterested members of the Company Board (formed in accordance with Sections 302A.673 and 302A.675 of the Minnesota Business Corporation Act) (as the case may be), unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option Shares (as defined in the Offer to Purchase)) are fair to and in the best interests of the Company and its shareholders; (b) approved and declared advisable the Merger Agreement, the plan of merger included in the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option Shares); and (c) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the plan of merger included in the Merger Agreement.

5.	The Offer is subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase), a Financing Condition (as defined in the Offer to Purchase), and the other conditions described in the Offer to Purchase. See Section 13 of the Offer to Purchase.

6.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on September 30, 2013.

7.	Any transfer taxes applicable to Purchaser pursuant to the Offer will be paid by Purchaser, subject to Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the attached instruction form. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the expiration time of the Offer. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the attached instruction form.

Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Wells Fargo Shareowner Services, (the “Depositary”), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser and Parent by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

2

Instructions with Respect to the
Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
ANALYSTS INTERNATIONAL CORPORATION
at
$6.45 Per Share, Net in Cash
Pursuant to the Offer to Purchase dated September 3, 2013
by
ACS Merger Corp.,
a wholly-owned subsidiary of
AMERICAN CYBERSYSTEMS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 30, 2013, UNLESS THE OFFER IS EXTENDED.

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase, dated September 3, 2013 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by American Cybersystems, Inc., a Georgia corporation (“Parent”), and ACS Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Offerors”), to purchase all outstanding shares of common stock, par value $0.10 per share (“Shares”), of Analysts International Corporation, a Minnesota corporation (the “Company”), at a price of $6.45 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”) upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to Wells Fargo Shareowner Services, the Depositary for the Offer, will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:

Number of Shares to be Tendered:                             Shares*

Account Number:                                         Signature(s):

Capacity**

Dated:

Please Type or Print Name(s) above

Please Type or Print Address(s) above

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

**	Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

Please return this form to the brokerage firm or other nominee maintaining your account.

2